Exhibit 10.13

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of the [___] day of [________], 201[__] (the “Effective Date”), is entered into by and between Diamond S Management LLC, a Marshall Islands limited liability company (the “Employer”), and [________] (the “Employee”) and amends and restates the Amended and Restated Employment Agreement between Employer and Employee dated as of [_______].

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee, and Employee desires to continue employment with Employer pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the Employer is an indirect wholly-owned subsidiary of Diamond S Shipping Inc., a corporation formed under the laws of The Republic of the Marshall Islands (referred to herein, together with its predecessor and its successors, as “Parent”) and is part of a corporate family of other direct or indirect subsidiaries of Parent (each, including Parent, a "Related Entity," and collectively, the “Related Entities").

WHEREAS, the Employer, through its officers and other employees (including Employee), will provide administrative, management and other services to the Related Entities through contractual arrangements and/or at the direction of the Board of Directors of the Parent and may provide administrative, management and other services to other parties.

WHEREAS, the Employer may direct Employee to provide certain services to Parent, Related Entities or other parties.

WHEREAS, the Employee will remain an employee of the Employer under the terms of this Agreement, including all such periods that the Employer directs Employee to provide services to Parent, other Related Entities or other parties.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows::

SECTION 1:        EMPLOYMENT AND DUTIES.

1.1      Employer agrees to employ Employee, and Employee agrees to continue his employment with Employer, and the period during which such employment continues under this Agreement is referred to as the Term (the “Term”). If either party does not wish to further continue the employment relationship, that party must send a notice of termination (a “Termination Notice”) to the other party setting forth the effective date of termination of employment (such date, the “Termination Date”).

1.2      As of the Effective Date, Employee is employed as the [______] of the Company [and is directed to serve as the [______] of the Parent]. Employee will also serve in such other executive capacities as may be reasonably requested from time to time by Employer or the Board of Directors (the “Board”) of the Parent, and will report directly to the CEO of Parent. Employee agrees to perform diligently and to the best of Employee’s abilities, and in a trustworthy, competent, businesslike and efficient manner, the duties and services pertaining to any such positions as reasonably determined by Employer, as well as such additional or different duties and services that Employee from time to time may be reasonably directed to perform by the CEO of Parent. Employee will, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy and best efforts to his duties hereunder and the business and affairs of Employer.

1.3      Employee will at all times comply with and be subject to such policies and procedures as Employer or Parent may establish from time to time for Employer’s executives (generally “Policies”), including, without limitation, Employer’s Code of Business Conduct as adopted by Employer and as amended from time to time. All of the Policies of the Parent will be considered the Policies of the Employer unless the Employer adopts specific Policies in place of Parent’s Policies.

1.4      Except with the advance written permission of the Board and with respect to Employee’s existing faculty positions, consulting arrangements, family-owned partnerships and business enterprises and directorships identified on Exhibit A hereto (“Other Enterprises”), Employee will not engage or participate, directly or indirectly, in any other business, investment, or activity that could interfere with Employee’s performance of Employee’s duties hereunder, is contrary to the best interests of Employer, the Parent, or any Related Entity, or requires any significant portion of Employee’s business time. Notwithstanding the foregoing, the parties recognize that Employee may engage in passive personal investments and other non-competitive business activities that do not conflict with the business and affairs of Employer or any Related Entities or materially interfere with Employee’s performance of his duties hereunder. However, with the exception of any civic, charitable, or educational boards or committees that do not unreasonably interfere with Employee’s performance of Employee’s duties hereunder, Employee may not serve as a manager or on the board of directors or similar body of any entity other than Employer or a Related Entity during the Term without prior approval by the Board, such approval to be given or withheld in the Board’s sole discretion.

1.5      Employee acknowledges and agrees that Employee has a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and the other Related Entities and to do no act that could, directly or indirectly, injure any such entity’s business, interests, or reputation. In furtherance of the forgoing, except with respect to opportunities about which Employee becomes aware in respect of Other Enterprises, Employee will present to the Board all material business opportunities or ventures made known to Employee, independently or with others, that are within the purposes of Employer or any Related Entity, including, without limitation, opportunities that may compete with Employer or a Related Entity and could reasonably be expected to be implemented by Employer or a Related Entity.

SECTION 2:        COMPENSATION AND BENEFITS.

2.1      Employee’s base salary during the Term will be $[______] per annum, subject to increase at the discretion of the Board (“Base Salary”), which will be paid in accordance with Employer’s standard payroll practice. In addition to the Base Salary, Employee will be eligible to earn an annual cash bonus in each calendar or fiscal year or portion of the calendar or fiscal year during the Term (a “Bonus”). Any Bonus earned by Employee will be payable in accordance with and pursuant to Employer’s then-current annual bonus plan (“Bonus Plan”), but in no event later than the end of the applicable two-and-a-half month period determined under Treasury Regulations Section 1.409A-1(b)(4). The Bonus Plan will be implemented and administered by the Board or the Compensation Committee and any Bonuses payable thereunder will be based upon a number of factors determined and set by the Board or the Compensation Committee, in consultation with the CEO of Parent and Employee, in its sole discretion. Such factors may include, but not be limited to, the achievement by Parent of certain performance objectives and the operation of Parent and Employer within the budgets approved by the Board.

2.2      (a)          Employer will pay or reimburse Employee for all reasonable and customary expenses actually incurred by Employee during the Term in the course of his employment. Any such expenses must be incurred and accounted for in accordance with the Policies.

(b)      Employer will provide to Employee officer/director liability insurance coverage to cover any claims that may be made arising from his past, present, or future activities on behalf of Employer or any Related Entity, in the same manner and of the same kind and level of benefits as such insurance is provided to the other officers and directors of Employer. Without limiting the generality or effect of the foregoing, both during and after the Term, Employee will be entitled to indemnity to the full extent provided in Employer’s or the Parent’s constituent documents (including, subject to applicable legal requirements, payment of expenses in advance of final disposition of a proceeding), as amended from time to time, against actions or omissions of Employee during the Term as an officer, director (as applicable), or employee of Employer, the Parent, or any of their respective subsidiaries or as a fiduciary of any benefit plan of any of the foregoing.

2.3      During the Term, Employer will furnish Employee with such 401(k) plan (including any applicable Employer matching contributions), medical, dental, vision, prescription drug benefits, short-term and long-term disability coverage, accidental death and disability insurance and life insurance and all other fringe benefit programs that are maintained by Employer and that are made available to Employer’s management generally, under the same terms as provided to Employer’s management generally. Employee will bear any tax effects or obligations, if any, stemming from any Policies, programs or their amounts.

2.4      Employee acknowledges that he will have no vested rights under or in respect of his participation in any employee benefit program, plan, or coverage except as expressly provided under the terms of such program, plan or coverage. Notwithstanding anything in this Agreement, it is specifically understood and agreed that Employer will not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any compensation or employee benefit program, plan, or coverage applicable to Employee, so long as any such actions or inactions in this regard by Employer are similarly applicable to covered managers of Employer generally.

2.5      Employee will be entitled to four weeks of paid vacation per calendar year, to be provided in accordance with Employer’s standard policy and to be taken at such times as mutually agreed by Employee and Employer.

SECTION 3:        TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION.

3.1      Employee’s employment with Employer (a) will be terminated (i) upon the death of Employee or (ii) upon Employee’s Permanent Disability (as defined below), and (b) may be terminated (i) at any time by Employer upon furnishing a Termination Notice to Employee, or (ii) at any time by Employee upon furnishing a Termination Notice 60 calendar days prior to the effective time of such termination to Employer. Sections 3.2 and 3.3 describe certain “bad leaver” conditions and consequences and Sections 3.4 through 3.6 describe certain “good leaver” conditions and consequences.

3.2      If Employee’s employment is terminated by reason of either of the circumstances set forth in Section 3.2(a) or 3.2(b), Employee will be entitled to receive only the benefits set forth in Section 3.3 below:

(a)      Termination by Employer for Employer Cause. Employer termination of Employee’s employment for “Employer Cause” will mean termination by Employer for any of the following: if Employee (a) has been convicted for a felony offense or has entered a plea of guilty or nolo contendere to a felony charge or crime involving moral turpitude, or, in the course of his employment has engaged in fraudulent or criminal activity (whether or not prosecuted), (b) has failed to follow reasonable directions of the CEO of Parent, provided that the foregoing failure will not be “Employer Cause” if Employee in good faith believes that such direction is illegal and promptly so notifies the Board, (c) has failed to devote substantial business time to the Employer or the Parent, (d) has materially breached any policy or code of conduct of the Employer or the Parent, (e) has materially breached any provision of this Agreement or any other agreement between Employee and the Employer or Related Entity, (f) has received a kickback or rebate of any fee or expense paid by Employer or any Related Entity, (g) has engaged in the use of illegal drugs, the persistent excessive use of alcohol, or any other activity that materially impairs Employee’s ability to perform his duties hereunder or results in conduct bringing Employer or any Related Entity into substantial public disgrace or disrepute, or (h) engages in intentional, reckless, or grossly negligent conduct that has or is reasonably likely to have a material adverse effect on Employer or any Related Entity. Notwithstanding the foregoing, no event listed in clauses (b), (c), (d), or (g) of the prior sentence will be “Employer Cause” unless Employer has given prior written notice describing the actions or omissions alleged to be grounds for Employer Cause and within 20 business days after receipt of such notice Employee has not substantially cured or ceased, as the case may be, the actions or omissions so noticed. Determination as to whether or not Employer Cause exists for termination of Employee’s employment will be made in good faith by the Board.

(b)     Termination by Employee by Resignation Without Employee Cause. Employee’s resignation “without Employee Cause” will mean termination of Employee’s employment by Employee’s resignation of employment with Employer or any Related Entity (including, without limitation, Employee’s retirement) in the absence of circumstances that would give rise to Employee Cause (as defined in Section 3.4(a)).

3.3      If Employee’s employment is terminated by reason of Section 3.2:

(a)      Employee will be entitled to receive, within 30 days following the Termination Date or such shorter period as may be required by applicable state law, any Base Salary that was accrued but unpaid as of the Termination Date (“Accrued Salary”) and such other compensation that was earned by Employee, and not forfeited, cancelled, or previously paid, and that is otherwise due and payable, as of the Termination Date (“Accrued Benefits,” or, collectively with Accrued Salary, “Accrued Compensation”).

(b)      Except for Accrued Compensation and any vested benefits expressly provided under any Employer benefit plan, Employee will forfeit, from and after the Termination Date, his rights to any and all future compensation from Employer or any Related Entity to which Employee may be entitled and to all future benefits for which Employee may be eligible, in either case under this Agreement or otherwise, including without limitation any Bonus payments. Except for Accrued Compensation, Employer’s obligations to pay or provide Employee with future compensation or benefits will fully and forever cease and terminate as of the Termination Date.

3.4      If Employee’s employment is terminated by reason of the circumstances set forth in Sections 3.4(a), 3.4(b), 3.4(c), or 3.4(d) below, Employee will be entitled to receive the payments and benefits described in, and on the terms set forth in, Section 3.5 (the “Severance Benefits”).

(a)       Termination by Employee for Employee Cause. “Employee Cause” will mean a termination of employment by Employee because of (i) a substantial and continuing diminution in the nature of Employee’s responsibilities or (ii) a material breach by Employer of any material provision of this Agreement. In addition to the notice required by Section 3.1(b)(ii), for Employee to terminate for Employee Cause, (x) Employer must be notified by Employee in writing within 30 calendar days after the date Employee becomes aware of the event that would allow Employee to terminate employment for Employee Cause, with such notice setting forth such event in reasonable detail (and the date such written notice is received is the “Notice Date”); (y) the event must remain uncorrected by Employer for 30 calendar days following the

Notice Date (the “Notice Period”); and (z) such termination of employment by Employee must be effective within 30 calendar days after the expiration of the Notice Period.

(b)      Employer Termination Without Cause. Employer Termination without Cause will mean termination by Employer for any reason other than for Employer Cause, or as a result of death or Permanent Disability.

(c)      Death. Death will mean Employee’s death.

(d)      Permanent Disability. Termination due to Employee’s “Permanent Disability” will mean the failure by Employee, by reason of illness, incapacity or other disability, to perform his duties or fulfill his employment obligations to Employer, as determined by the Board or as certified in writing by a competent medical physician chosen by the Board, for a cumulative total of 180 days in any 12-month period.

3.5      If Employee’s employment is terminated by Employee under Section 3.4(a) or by Employer under Section 3.4(b), Employer will pay the Accrued Compensation as provided in Section 3.3(a).

(a)      In addition, subject to the provisions of Sections 3.7 and 3.10, Employee will be entitled to the following Severance Benefits:

   (i)          Continued periodic payments of Employee’s Base Salary as in effect at the Termination Date (the “Current Base Salary”), paid in accordance with Employer’s customary payroll practices from the Separation from Service Date through the earlier of (x) the first annual anniversary of the Separation from Service Date and (y) if Employee violates any of the covenants set forth in Section 4 of this Agreement or set forth in any separation agreement, general release, or similar agreement with Employer, the date of such violation (the earlier date, the “Severance Completion Date”). “Separation from Service Date” means the date on which the termination of employment constitutes a “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternate definition thereunder).

   (ii)         Any Bonus that would otherwise have been earned by Employee during the Bonus Plan performance period in which the Separation from Service Date occurs, paid at the time provided in the Bonus Plan for active employees. Any determination as to what portion of a Bonus was “earned” prior to the Separation from Service Date will be conclusively determined by the Board (or Compensation Committee, as applicable) in good faith.

   (iii)        Any Bonus earned by Employee for the last performance period that ended prior to the Separation from Service Date that remains unpaid.

   (iv)        If Employee timely elects continued group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), Employer will pay the full amount of Employee’s COBRA premiums, or will provide coverage under Employer’s self-funded broad based health insurance plans, on behalf of Employee (and his eligible dependents) until the earliest of (x) the Severance Completion Date, (y) the expiration of Employee’s (or his dependent’s) eligibility for the continuation coverage under COBRA, and (z) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period, the “COBRA Payment Period”). However, if at any time Employer determines, in its sole discretion, that the payment of the premiums as provided in this paragraph would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the premiums or credit under the self-funded plan, Employer will instead pay Employee, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the premiums for that month (or, in the case of a self-funded plan, the monthly cost of such coverage), subject to tax withholdings and deductions. In all cases, if Employee becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for continued coverage under COBRA during the COBRA Payment Period, Employee must immediately notify Employer of such event. Any applicable premiums that are paid under this paragraph will not include any amounts payable by Employee under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Employee.

(b)      Despite the payment terms set forth in Section 3.5(a), no payments will be made before the 60th day following the Separation from Service Date so that the payments comply with Code Section 409A. On the 60th day following the Separation from Service Date, Employer will make the first Severance Benefit payments under Section 3.5(a) equal to the aggregate amount of payments that Employer would have paid through such date had such payments commenced on the Separation from Service Date through such 60th day, with the balance of the payments paid thereafter on the original schedule provided in Section 3.5(a).

(c)      Except as set forth in this Section 3.5, and except for any vested benefits expressly provided under any Employer benefit plan (such as a Section 401(k) retirement plan), from and after the Separation from Service Date, (i) Employee forfeits his rights to any and all compensation from Employer or any Related Entity to which Employee may be entitled and to all future benefits for which Employee may be eligible, in either case under this Agreement or otherwise, including, without limitation, any Bonus payments, and (ii) Employer’s obligations to pay or provide Employee with any such future compensation or future benefits will fully and forever cease and terminate as of the Separation from Service Date.

3.6      If Employee’s employment is terminated by reason of Sections 3.4(c) or (d), Employee’s estate, in the case of death, or Employee or his legal guardian, in the case of Permanent Disability, will be entitled to the payments and benefits described in Section 3.5, subject to the terms and conditions of Section 3.5.

3.7      The following limitations apply to the Severance Benefits.

(a)      As a condition to the payment of the Severance Benefits, Employer, in its sole discretion, may require Employee (or Employee’s executor, legal guardian, or other legal representative in the case of Employee’s death or Permanent Disability) to first execute and not revoke a release in the form attached hereto as Exhibit C (as reasonably modified to reflect changes in law or circumstances) not later than 60 days following the Separation from Service Date.

(b)      In the event Employee breaches any of Employee’s obligations under Section 4 of this Agreement, then, if such Employee’s employment is or was terminated under Section 3.4, Employer and each Related Entity will have the right to fully, completely and permanently terminate payment of any amounts to which Employee would otherwise be entitled pursuant to these provisions (other than the Accrued Compensation) and recover the amount equal to the Severance Benefits previously paid to Employee under Sections 3.5 and 3.6.

(c)       To the fullest extent permitted under applicable law, Employee’s rights under Sections 3.3 and 3.5, as applicable, are (i) Employee’s sole and exclusive rights under this Agreement against Employee and the Related Entities, and (ii) the sole and exclusive liability of Employer and the Related Entities to Employee under this Agreement, in each case, whether Employee’s claim is based in contract, tort, or otherwise, for the termination of his employment relationship with Employer and the Related Entities.

(d)      Employee agrees that all disputes relating to Employee’s employment or termination of employment, including but not limited to disputes over the Severance Benefits, will be resolved as provided in Section 5.6 of this Agreement. As noted in Section 5.6, decisions as to whether there is “Employer Cause” for termination of the employment relationship with Employee and whether and as of what date Employee has become Permanently Disabled will be limited to whether such decision was reached in good faith.

(e)      Nothing contained in Section 3 will be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in Employees’ Retirement Income Security Act of 1974, as amended) maintained by Employer.

3.8      Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including, without limitation, Employee’s obligations under Section 4.

3.9      The payment of any Severance Benefits or other monies to Employee under this Agreement after the Termination Date will not constitute an offer or a continuation of employment of Employee. In no event will Employee represent or hold himself out to be an employee of Employer, the Parent or any Related Entity after the Termination Date. Except where Employer is required by law to withhold any federal, state, or local taxes, Employee will be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.

3.10    During any period during which any Severance Benefits or other monies are being paid to Employee under this Agreement after the Termination Date, Employee will provide to Employer reasonable levels of assistance to Employer in answering questions or otherwise cooperating concerning the business of Employer, transition of responsibility, or litigation; provided that (a) Employee will be fully and promptly reimbursed for all out of pocket expenses of Employee reasonably incurred in connection with such assistance and (b) any such assistance after the Non-Compete Period (as defined below) will not interfere or conflict with the obligations that Employee may owe to any other employer.

3.11    Notwithstanding any other provision of this Agreement, if following the termination of employment Employer discovers that grounds existed as of the Termination Date for a termination for Employer Cause and Employer provides written notice to Employee of such grounds within 180 calendar days of the Termination Date, then such termination will be deemed to be a termination for Employer Cause and Employee will only be entitled to the payments and benefits provided in Section 3.3. In the event Employee’s termination is reclassified as a termination for Employer Cause pursuant to this Section 3.11, Employee’s termination will be so treated and classified for all purposes under this Agreement and any other agreements between Employee and Employer, and Employee will repay to Employer any monies or benefits received by Employee following termination to which Employee would not have been entitled upon being terminated for Employer Cause.

3.12    Excise Tax. In the event that the Severance Benefits provided to the Employee hereunder, when aggregated with any other payments or benefits received by the Employee (in the aggregate, the “Payments”), would (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s Payments will be reduced by such amount as necessary to ensure that no portion of all the Payments would be subject to the Excise Tax. If a reduction in Payments is necessary, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of stock awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (i), (ii), (iii) or (iv)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last).

SECTION 4:        COVENANT NOT TO COMPETE; CONFIDENTIALITY.

4.1      The parties hereto recognize that Employee is retained by Employer as part of a professional, management and executive staff of Employer whose duties include the formulation and execution of management policy. Therefore, Employee represents and hereby agrees that at all times during his employment with Employer, and for the period commencing on the Termination Date and expiring on the first anniversary of the Termination Date (the “Non-Compete Period”), he has not acted or engaged, and he will not act or engage, in material competition with the activities of or plans of Employer or any Related Entity as they exist up to the time of Employee’s termination of employment. “Material competition” by Employee will mean the involvement by Employee in any business or investment activity in any capacity, including, but not limited to, an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner, or otherwise, that directly competes with or has a material adverse economic effect on any of the material business activities or business plans of Employer or any Related Entity, or a business or asset that was being evaluated by Employer or any Related Entity on or within 12 months prior to the termination of employment. However, Employee will be permitted to acquire (a) a passive stock interest in such a business provided the stock acquired is publicly traded and Employee does not beneficially own more than 2% of the outstanding interest in such business and (b) participate in Other Enterprises on substantially the same basis (as determined in good faith by Employee) as he did in the year prior to the Termination Date.

4.2      During the applicable Non-Compete Period, Employee will not, directly or indirectly, solicit or induce (a) any person who is employed by Employer or any of the Related Entities or was so employed within the six-month period prior to the Termination Date (i) to interfere with the activities or businesses of Employer or any Related Entity or (ii) to discontinue such person’s employment with Employer or any of the Related Entities, nor will Employee (or any business or entity with which Employee is then involved) employ any such person or (b) any customer of Employer or any Related Entity to discontinue or reduce its business with Employer or any Related Entity (either through the transition of such business to a competitor of Employer or otherwise). General solicitation of the public for employment will not constitute a solicitation hereunder so long as such general solicitation is not designed to target any such person.

4.3      Employee understands that the provisions of Sections 4.1 and 4.2 of this Agreement may limit his ability to earn a livelihood in a business similar to the business in which he is involved, but as a member of the management group of Employer and Parent he nevertheless agrees and hereby acknowledges that (a) such provisions do not impose a greater restraint than is necessary to protect the goodwill, trade secrets or other business interests of Employer and any of the Related Entities; (b) such provisions contain reasonable limitations as to time, scope of activity and geographical area to be restrained; and (c) the consideration provided hereunder, including, without limitation, any amounts or benefits provided under Section 3 of this Agreement, is sufficient to compensate Employee for the restrictions contained in Section 4.1 and 4.2 of this Agreement. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Sections 4.1 or 4.2 otherwise are void, voidable, or unenforceable or should be voided or held unenforceable. Notwithstanding the foregoing, in the event Employee’s employment is terminated under Section 3.4(a) or 3.4(b) and Employer or Parent elects to cease making payments to Employee under

Section 3.5 as a result of Employee’s violation of Section 4.1, then such election, together with any other rights Employer or Parent may have to recover amounts of Severance Benefits previously paid and to cease making payments to Employee with respect to equity compensation awards Employee may then hold, will be Employer’s or Parent’s sole monetary remedy under this Agreement for such violation, provided, however, that nothing herein will limit Employer’s or Parent’s right to seek equitable relief against Employee or any other person or entity.

4.4      If, at the time of enforcement of Section 4 of this Agreement, a court shall hold that the period, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If, in any proceeding, a court refuses to enforce all of the separate covenants deemed included herein because, taken together, they are deemed more extensive than necessary to assure Employer or the Related Entities of the intended benefit of this Agreement, it is expressly understood and agreed that those of such covenants or portions of such covenants that, if eliminated, would permit the remaining separate covenants or portions of such remaining separate covenants to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions of this Agreement. Employee acknowledges that he is a member of Employer’s and Related Entities’ management group with access to Employer’s and Related Entities’ confidential business information and his services are unique to Employer and the Related Entities. Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in Section 4 will be inadequate and that in the event of any such breach, Employer or Parent may, in addition to the other remedies that may be available to it at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of an alleged breach or violation by Employee of this Section 4, the applicable Non-Compete Period set forth in this Section will be tolled until such breach or violation has been cured.

4.5      Employee acknowledges that during his employment with Employer, Employee occupies, and has occupied, a position of trust and confidence. Accordingly, in order to facilitate his employment, and the performance of this Agreement and the activities contemplated by this Agreement, Employer or a Related Entity has disclosed and may continue to disclose to Employee, and Employee may develop or obtain (and may have already developed or obtained) certain proprietary or confidential information (“Confidential Information”) of Employer or a Related Entity. Subject to the last sentence of this section, Employee hereby agrees that he will not, either during his employment with Employer or after the termination of such employment, use or disclose to any person, other than in the discharge of his duties under this Agreement, any Confidential Information of Employer or any Related Entities. Information will not be deemed to be Confidential Information for purposes of this Agreement that: (a) is or hereafter becomes publicly known through no act or omission of Employee; (b) is or has been received by Employee without restriction on disclosure from a third party who disclosed the information without violating any restriction on confidentiality or disclosure; or (c) is independently developed after the termination of Employee’s employment with Employer by Employee without reference to the Confidential Information and without violation of any confidentiality restriction.  If Employee violates this agreement of confidentiality, Employer and Parent will, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both. Employee acknowledges that all such Confidential Information constitutes confidential and/or proprietary information of Employer and the Related Entities and agrees that such Confidential Information will be kept confidential, such Confidential Information will be used solely for the purpose of performing the obligations hereunder or activities contemplated by this Agreement, and that he will not otherwise disclose or make use of such Confidential Information except in response to a court order.

4.6      Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (“Intangible Rights”), if patented or subject to a patent application or intellectual property protection and Confidential Information, which are or have been conceived, made, invented or suggested, either by Employee alone or in collaboration with others, during his employment with the Employer and relating to the business of Employer or a Related Entity, have been and will be promptly disclosed in writing to Employer and are and will be the sole and exclusive property of Employer. Employee hereby assigns to Employer all of Employee’s right, title and interest in and to all such intangible rights that are patented or subject to a patent application by Employer and its successors or assigns, and in and to Confidential Information. In the event that any of said Intangible Rights will be deemed by Employer to be patentable or otherwise registerable under any federal, state, or foreign law, Employee further agrees that, at the expense of Employer, Employee will execute all documents and do all things necessary, advisable, or proper to obtain such patents or registrations, and to vest in Employer full title thereto. Employee agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter that occur as a result of Employee’s employment with Employer are and will be the sole and exclusive property of Employer, and agrees that such works comprise “works for hire.” Employee hereby assigns and agrees to assign to Employer all right, title and interest in and to any and all such copyrights, copyright registrations, copyrightable subject matter that occur as a result of such employment.

4.7      Each of the covenants of this Section 4 is given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder. Employee has had adequate time to consider these covenants and to consult with an attorney or other advisor concerning them. Employee acknowledges that he understands these covenants and agrees to them freely and voluntarily.

SECTION 5:        MISCELLANEOUS.

5.1      Employee’s employment may be transferred by Employer to another Related Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date, and no such transfer will be deemed to be a termination of employment for purposes of Section 3 of this Agreement, or grounds for termination for Employee Cause. Effective with such transfer, all of Employer’s obligations hereunder will be unchanged, assumed by, and be binding upon, and all of Employer’s rights hereunder will be assigned to, such Subsequent Employer and the defined term “Employer” as used herein will thereafter refer to such Subsequent Employer. Except for Employee’s title, as applicable, and as otherwise provided in this Section 5.1, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, will remain in full force and effect following any such transfer of employment.

5.2      Except as otherwise required by law, any written notice hereunder will be deemed validly given, made or served (a) on the date on which it is delivered personally, (b) five business days after it will have been sent by registered or certified mail (receipt requested and postage prepaid), (c) one business day after it is sent by overnight courier (charges prepaid) or (d) on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by facsimile.

If to Employer, addressed to:	Diamond S Management LLC 33 Benedict Place, 2nd Floor Greenwich, CT 06830 United States of America Facsimile: Attention: Secretary

Copy To:	Jones Day 222 East 41st Street New York, New York 10017 United States of America Facsimile: Attention: Robert A. Profusek

If to Employee:	The most recent address on file with Employer.

5.3      This Agreement will be construed and enforced, and this Agreement and any disputes or controversies related hereto will be governed by, in all respects in accordance with, the law of the State of Connecticut, without regard to principles of conflict of laws that would apply the laws of any other jurisdiction, unless preempted by federal law, in which case federal law will govern.

5.4      No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this

Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5      It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement will be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application of any such term, provision, covenant, or remedy to any person, association, or entity or circumstances will, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy will be construed or re-written in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application of the remaining provisions of this Agreement to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, will remain in full force and effect.

5.6      It is the mutual intention of the parties to have the option to resolve any dispute concerning this Agreement out of court. Accordingly, the parties agree that either party may elect to have any such dispute submitted for resolution through Employer’s Dispute Resolution Plan or, if no such plan is in place, then pursuant to binding arbitration to be held in Greenwich, Connecticut, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures of the American Arbitration Association (collectively, the “Rules”). In addition, Employer, on its own behalf and on behalf of any of the Related Entities, will be entitled to seek a restraining order, injunction, or other form of equitable relief in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Sections 4 and 5 and Employee hereby consents that such restraining order, or injunction or other form of equitable relief may be granted without the necessity of Employer posting any bond. Each of the parties hereto agrees that such arbitration will be conducted by a single arbitrator selected in accordance with the Rules. However, if they are unable to select an arbitrator, they will each designate one arbitrator who will be experienced in deciding cases concerning the matter which is the subject of the dispute and the two arbitrators so designated will select a third, who will serve as the arbitrator hereunder. Each of the parties agrees that in any such arbitration that the award will be made in writing no more than 30 calendar days following the end of the proceeding, that the arbitration will not be conducted as a class action, that the arbitration award will include factual findings or conclusions of law, and that no punitive damages will be awarded. Any award rendered by the arbitrator will be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. In any dispute related to a termination of Employee’s employment pursuant to Sections 3.2(a) or 3.4(d), Employee will only be permitted to dispute or contest whether or not a determination of Employer Cause or Permanent Disability, and the date of the Permanent Disability, was made in good faith by the Board.

5.7      Employer will bear all administrative fees and expenses of the arbitration and unless the arbitrator directs otherwise, each party will bear its own counsel fees and expenses. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

5.8      This Agreement will be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity that may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee will not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or Permanent Disability of Employee.

5.9      This Agreement and the other agreements and arrangements referred to in this Agreement supersede and replace any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement and the Exhibits hereto (collectively, the “Employment Documents”) constitute the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment, and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties (or any Related Entity) with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party (or any Related Entity) with respect to the foregoing matters that is not embodied in the Employment Documents, and that no agreement, statement, or promise relating to the employment of Employee by Employer (or relating to any services provided by Employee to any Related Entity) that is not contained in the Employment Documents will be valid or binding. Any modification or waiver of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby. The Employee represents that he has complied with all restrictive covenants, obligations of confidentiality, and intellectual property provisions contained in any prior employment agreement between the Employee and the Employer.

5.10    Compliance with Section 409A. (a) The parties intend that any amounts payable under this Agreement are exempt from, or to the extent not exempt, comply with, the provisions of Section 409A of the Code, along with the rules, regulations, and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject Employee to the payment of the additional tax, interest, and any tax penalty which may be imposed under Section 409A. If any provision of this Agreement would result in Employee being subject to payment of the additional tax, interest, and tax penalty under Section 409A, the parties agree to negotiate in good faith an amendment to this Agreement (if permitted under Section 409A) in a manner which does not impose any additional taxes, interest, or penalties on Employee to bring this Agreement into an exemption from, or compliance with, Section 409A, and without materially changing the economic value of the arrangements under this Agreement to any party hereto. The parties will interpret this Agreement in a manner that is exempt from, and/or complies with, Section 409A. Notwithstanding the foregoing, no particular tax result for Employee with respect to any income recognized by Employee in connection with this Agreement is guaranteed.

(b)      Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to any Policies consistent with Section 409A) at the time of Employee’s “separation from service,” and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee as otherwise described in this Agreement without Employee incurring taxes, interest or penalties under Section 409A, then amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Employee’s Separation from Service Date will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Employee’s Separation from Service or (ii) Employee’s death, with any remaining balance of such payments or benefits provided on the schedules otherwise described in this Agreement.

(c)      With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Employee’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by Employer no later than December 31st of the year following the year in which Employee incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)      Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A. The parties also intend that all of the payments and benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1 (b)(4) and 1.409A-1 (b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions.

5.11    The parties recognize and acknowledge, and hereby expressly waive, any right any of them may have to punitive damages.

5.12    Employee represents that he is fully competent to manage his business affairs, he has read this document carefully, he understands all of its contents, he fully understands the final and binding effect of this Agreement, he had the opportunity to consult with his attorney, and he executes this Agreement freely and voluntarily. Employee represents and acknowledges that in executing this Agreement he does not rely (and has not relied) upon any representation or statement not set forth herein made by Employer, the Board, any Related Entity, or by any of their respective agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

5.13    The parties to this Agreement hereby agree that no special relationship of trust and reliance for Employee’s benefit is, has been, or will be created by the provisions of this Agreement or Employee’s employment arrangement.

[Signature Page Follows]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

EMPLOYER

DIAMOND S MANAGEMENT LLC

By:
Name:
Title:

EMPLOYEE

Name:

Signature Page To Employment Agreement

Exhibit A

Employee’s Existing Faculty Positions,
Consulting Arrangements,
and Directorships

Exhibit B

Form of General Release

This is a General Release (this “Release”) executed by [_______] (the “Employee”) pursuant to Section 3.7 of the Amended and Restated Employment Agreement dated as of [______] [__], [_____] (the “Employment Agreement”), between Diamond S Management LLC (the “Employer”) and the Employee. Capitalized terms used herein and not otherwise defined will have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Employee’s employment with the Employer has been terminated on and as of ________ __, 20__ (the “Termination Date”);

WHEREAS, the Employer and the Employee intend that the terms and conditions of the Employment Agreement, this Release, and the other Employment Documents (as defined in the “Employment Agreement”) will govern all issues related to the Employee’s employment and termination of employment;

WHEREAS, the Employer advised the Employee in writing to consult with a lawyer before signing this Release;

WHEREAS, the Employee has had, or was given and has waived upon the advice of his counsel, at least 21 days to consider the form of this Release.

WHEREAS, the Employee understands that the Employer regards the representations by the Employee as material and that the Employer is relying on these representations in paying amounts to the Employee pursuant to the Employment Agreement.

THEREFORE, the Employee agrees as follows:

1.          The Employee’s employment with the Employer will terminate on the Termination Date and Employee has no right or expectation of reinstatement or rehire thereafter.

2.          The Employee will be entitled, in consequence of entering into this Release, to receive termination payments only as set forth in Section 3.5 of the Employment Agreement following the expiration of the revocation period set forth in Section 7 below. However, nothing contained in this Release will be construed to be a waiver by Employee of any benefits accrued for or due to Employee under any employee benefit plan (as such term is defined in the Employees’ Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee will not be entitled to any severance benefit pursuant to any severance plan or program of the Employer (other than as set forth herein).

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3.          All of Employee’s obligations under the Employment Agreement that by their terms survive the termination of the Employee’s employment, including without limitation Sections 3.11, 4, and 5 of the Employment Agreement, have survived the termination of the Employee’s employment and remain in effect in accordance with their terms. The Employee remains bound by all such terms.

4.          The Employee, on behalf of the Employee and anyone claiming through the Employee, including the Employee’s heirs, assigns, and agents, releases and discharges the Employer, the Parent, all other Related Entities, and each of their respective directors, officers, Boards, limited or general partners, shareholders, trustees, employees, subsidiaries, parents, affiliates, attorneys, and agents, and the predecessors, successors and assigns of any of them (the “Released Parties”), from each and every claim, counterclaim, action, or right of any kind or character, in law or in equity, known or unknown, asserted or unasserted, foreseen or unforeseen, arising on or before the Effective Date (as defined in Section 8 below) that the Employee could assert against any of the Released Parties in connection with the Employee’s employment, termination of Employee’s employment, or otherwise.

(a)          This Release includes, but is not limited to: any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition or common law doctrine; any claim arising out of or related to the Employee’s employment with the Employer, the terms and conditions of Employee’s employment, or the termination or cessation of Employee’s employment; any express or implied employment contract, any other express or implied contract affecting terms and conditions of the employee’s employment or the termination or cessation of Employee’s employment, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730.

(b)          The Employee represents that the Employee understands this Release, and that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Connecticut Fair Employment Practices Act, the Connecticut Equal Pay Law, and any other state or local law regulating the employment relationship are among the rights and claims against the Released Parties the Employee is releasing, and that the Employee is not releasing any rights or claims arising after the Effective Date.

(c)          The Employee further agrees never to sue the Released Parties or to cause the Released Parties to be sued regarding any and every claim, counterclaim, action, or right of any kind or character, in law or in equity, known or unknown, asserted or unasserted, foreseen or unforeseen, arising on or before the Effective Date. If the Employee violates this Release by suing any of the Released Parties or causing any of the Released Parties to be sued, the Employee agrees to pay all costs and expenses of

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defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees of counsel selected by the Released Parties.

(d)          The Employee expressly represents and warrants that the Employee is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation, or other entity, and that the Employee has the maximum right and power permitted by law to grant, execute, and deliver this Release.

5.          The Employee understands that any and all Employer covenants which relate to Employer obligations to the Employee after the Termination Date, including but not limited to the payments set forth in Section 3 of the Employment Agreement (other than the Accrued Compensation), are contingent on the Employee’s satisfaction of the Employee’s obligations under this Release.

6.          The Employee agrees, subject to any obligations the Employee may have under applicable law, that the Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employer, any Related Entity, or their respective agents, officers, directors, or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups, and publishing companies, it will be considered a material breach of the terms of the Employment Agreement and this Release, and all commitments to make any ongoing severance or other payments to the Employee will be null and void. Additionally, in the event any such communication materially damages the reputation of the Employer, any Related Entity, or their respective agents, officers, directors, or employees, the Employee will be required to reimburse the Employer for any and all Severance Benefits made under the terms of the Employment Agreement. This provision is not intended to limit Employee’s right to give non-malicious and truthful testimony should he be subpoenaed to give such testimony.

7.          The Employee may revoke this Release in writing within seven days after signing it by delivering a written notice of revocation to the Employer in the manner specified in Section 5.2 of the Employment Agreement. This Release will not take effect until the Effective Date (as defined below in Section 8). If the Employee revokes this Release, all of its provisions will be void and unenforceable but such revocation will not impact the Employee’s obligations under the Employment Agreement that by their terms survive the termination of the Employee’s employment, including without limitation Sections 3.11, 4, and 5 of the Employment Agreement. After the expiration of seven days following execution of this Agreement, unless as revoked as set forth in this Section 7, the Release will be effective and irrevocable.

8.          For purposes of this Release, the “Effective Date” will be the day after the end of the revocation period described in Section 7 above.

9.          The Employee will keep strictly confidential the fact and circumstances of his termination and all the terms and conditions, including amounts, in and of the

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Employment Agreement and this Release and will not discuss them with or disclose them to any person other than the Employee’s spouse, the Employee’s legal or financial advisors, or governmental officials who seek such information in the course of their official duties, unless compelled by law to do so or to the limited extent that the Employment Agreement, this Release and the facts of the termination are publicly disclosed by the Employer or the Related Entities. Employee agrees to instruct each of Employee’s spouse and the Employee’s legal or financial advisors, that they are not to mention the terms of this Release to anyone else, and accepts responsibility for any such mention by them. If a person not a party to the Employment Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce the Employment Agreement or this Release or any terms or conditions of the Employment Agreement or this Release, the Employee will immediately notify the Employer and will give the Employer an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

10.         The Employment Documents and this Release constitute the entire understanding between the parties. The employee has not relied on any oral statements that are not included in this Release or the Employment Documents.

11.         Employee agrees that he has returned all property of the Employer and the Related Entities, including all documents, files, computer media, and other materials in his possession or under his control that (a) contain or are derived from proprietary, confidential, or trade secret information of the Employer, its customers, its affiliates or the Related Entities, (b) are related to or derived from Employee’s services to the Employer or the Related Entities, or (c) are required to be returned pursuant to Section 4 of the Employment Agreement. Employee will promptly surrender all equipment, credit cards, identification or access cards, keys, and other property or supplies of Employer and the Related Entities in good and working condition. Employee hereby agrees that he will be responsible for any loss of or damage to such property, ordinary wear and tear excepted.

12.         Subject to Employee’s full and satisfactory performance under this Agreement, the Employer will make no public statements concerning Employee’s employment or his separation therefrom, except (i) as required to do so by law and (ii) in response to inquiries regarding Employee’s employment by providing a “neutral” reference identifying Employee’s dates of employment and last position held.

13.         This Release will not in any way be construed as an admission by the Employer or any Released Party that it has acted wrongfully with respect to Employee, or that Employee has any right to recover from the Employer or any Released Party.

14.         Employee agrees to indemnify and hold harmless the Employer and the Released Parties from and against any loss, cost, damage or expense (including, without limitation, attorneys’ fees) incurred by it or them as a result of any breach of this Release by Employee.

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15.         Employee acknowledges that he has carefully read this Release in its entirety, that he fully understands its provisions and its final and binding effect, and that he is signing this Release voluntarily. Employee further acknowledges that he has been advised of his right to consult with an attorney of his choosing prior to executing this Release. Employee understands that he has been offered at least twenty-one days to consider this Release, and to the extent that he signs this Release prior to the expiration of twenty-one days, such execution constitutes a voluntary waiver of this twenty-one day period, which Employee readily acknowledges. Employee has seven days after signing this Release to revoke it in writing in accordance with Section 7 herein. The Employee acknowledges that the consideration to be provided to the Employee under the Employment Agreement is sufficient to support this Release. The Employee represents that the Employee has not filed any charges, claims or lawsuits against the Employer or any of the Released Parties involving any aspect of the Employee’s employment that have not been terminated as of the date of this Release.

16.         In the event that any provision of this Release is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision will be stricken from the Release, and the remaining terms of the Release and its enforceability will remain unaffected.

17.         This Release will be construed, interpreted, and applied in accordance with the law of the State of Connecticut, without regard to principles of conflict of laws that would apply the laws of any other jurisdiction, unless preempted by federal law, in which case federal law will govern.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Employer and Employee have executed this Release as of the day and year indicated below.

EMPLOYEE

Name:

Date:

EMPLOYER

DIAMOND S MANAGEMENT LLC

By:
Name:
Its:

Date:___________, 20___

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